Exhibit 4 (i)

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT dated for reference this 11th  day of November, 2007.

BETWEEN:

MSM RESOURCE, L.L.C.  a company incorporated pursuant to the laws of the State of Nevada with an office located at 10735 Stone Avenue North, Seattle, Washington, 98133

("Vendor")

AND:

MAX RESOURCE, INC. a company incorporated pursuant to the laws of the State of Nevada with an office located at 5004 Albuquerque Road, Reno, Nevada 89511

("MAX”)

WHEREAS:

A.

Vendor is the owner of a 100% beneficial right, title and interest in and to the MANHATTAN Claims (EMW 1-36 unpatented lode mining claims), a group of mineral claims prospective for gold, which are located in Nye County, Nevada and are more particularly described in Schedule “A” attached hereto; and

B.

Vendor wishes to grant to MAX the sole and exclusive right, privilege and option to acquire a 100% registered beneficial right, title and interest in and to the Manhattan claims, subject to the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

VENDOR’S REPRESENTATIONS

1.1

Vendor represents and warrants to MAX that:

(a)

it is the beneficial owner of the MANHATTAN Claims and holds the right to explore and develop the MANHATTAN Claims, subject to applicable rules and regulations of the State of Utah and it is, or will be upon closing of the exercise of the Option granted hereunder, also the registered owner of the MANHATTAN Claims;

(b)

to the best of Vendor’s knowledge, Vendor holds the MANHATTAN Claims free and clear of all liens, charges and claims of others;

(c)

Vendor has a free and unimpeded right of access to the MANHATTAN Claims and has use of the MANHATTAN Claims surface for the purposes described herein;

(d)

the MANHATTAN Claims have, to the best of Vendor’s knowledge, been, or will be prior to the closing of the exercise of the Option granted hereunder, duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the State of Nevada and are in good standing in the State of Nevada as of the date of this Agreement;

(e)

Vendor is duly incorporated under the laws of Nevada and is a valid and subsisting company in good standing under the laws of Nevada;

(f)

Vendor has the right to transfer, convey, option and assign its interest in the MANHATTAN Claims to MAX as contemplated in this Agreement;

(g)

there are no adverse claims or challenges against or to Vendor’s interest in the MANHATTAN Claims nor to the knowledge of Vendor is there any basis therefor, and to Vendor’s knowledge, there are no outstanding agreements or options to acquire or purchase the MANHATTAN Claims or any portion thereof;

(h)

Vendor has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which Vendor is a party or to which it is subject; and

(j)

no proceedings are pending for, and Vendor is unaware of any basis for, the institution of any proceedings which could lead to the placing of Vendor in bankruptcy, or in any position similar to bankruptcy.

1.2

The representations and warranties of Vendor set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which MAX has relied in entering into this Agreement and shall survive the acquisition of any interest in the MANHATTAN Claims by MAX.

1.3

Vendor will indemnify MAX from all loss, damage, costs, actions and suits arising out of   or in connection with any breach of any representation, warranty, covenant, agreement or   condition made by Vendor and contained in this Agreement.

2.

MAX'S REPRESENTATIONS

2.1

MAX warrants and represents to Vendor that it is a body corporate, duly incorporated  under the laws of the State of Nevada with full power and absolute capacity to enter into   this Agreement and that the terms of this Agreement have been authorized by all necessary   corporate acts and deeds in order to give effect to the terms hereof.

2.2

MAX will indemnify Vendor from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement   or condition made by MAX and contained in this Agreement.

3.

GRANT OF OPTION

3.1

Vendor hereby gives and grants to MAX the sole and exclusive right and option (the "Option") to acquire a l00% undivided registered beneficial right, title and interest in and to the MANHATTAN Claims, subject to the royalty in favour of Vendor described in Paragraph 10.1.

4.

OPTION PRICE

1.1

MAX shall exercise the Option, and acquire from Vendor a 100% registered beneficial right, title and interest in and to the MANHATTAN Claims, by making the payments set out in section 4.2 and 4.3(a) (the “Option Payments”) and the exploration expenditures set out in section 4.3(b) (the “Exploration Expenditures”) (the Option Payments and Exploration expenditures being collectively referred to as the “Option Exercise Price” or the “Option Price”).

1.2

 On or before the second business day following acceptance for filing of this Agreement with the TSX-Venture Exchange (the “Effective Date”) MAX shall make the following payments in order for this Option to become effective:

(a)

an initial cash payment to Vendor of US$23,000; and

(b)

payment of a finders fee of US$5,000 to Ron Castagne;.

a.1

Once this Option has become effective and provided further that MAX has not given an Abandonment Notice to Vendor and this Agreement has not been otherwise terminated under paragraph 7, in order to maintain this Option in good standing, MAX shall:

(a)

make the following Option Payments to the Vendor:

i.

on or before the first anniversary of the Effective Date, US$20,000;

ii.

on or before the second anniversary of the Effective Date, US$25,000;

iii.

on or before the third anniversary of the Effective Date, US$40,000;

iv.

on or before the fourth anniversary of the Effective Date, US$50,000; and

v.

on or before the fifth anniversary of the Effective Date, US$100,000;

(b)

make exploration expenditures totalling US$700,000 on the MANHATTAN Claims including the following minimum expenditures in the first to fourth years, subject to securing a drill rig:

(i)

on or before the first anniversary of the Effective Date, US$50,000;

(ii)

on or before the second anniversary of the Effective Date, a further US$150,000;

(iii)

on or before the third anniversary of the Effective Date, a further US$200,000; and

(iv)

on or before the fourth anniversary of the Effective Date, a further US$300,000.

5.

CONDITION PRECEDENT

5.1

This Agreement is subject to its acceptance for filing with the TSX-Venture Exchange.

6.

RIGHT TO ABANDON PROPERTY INTERESTS

6.1

Should MAX, in its sole discretion, determine that the MANHATTAN Claims no longer warrant further exploration, development or production, then MAX may cease all work on the MANHATTAN Claims, so long as MAX provides Vendor with 110 days notice (the “Abandonment Notice”) of its intention to cease all work other than required reclamation work.

6.2

If the Abandonment Notice is given after the exercise of the Option, Vendor may provide MAX with a notice indicating that its wishes to have all rights and title to the MANHATTAN Claims returned to it.  Upon receipt of this notice, MAX agrees that it shall undertake all reasonably necessary acts to return right and title to the MANHATTAN Claims to Vendor.

7.

TERMINATION OF OPTION

7.1

Subject to paragraph 7.2, the Option shall terminate if MAX fails to make the required Option Payments or Exploration Expenditures in paragraph 4.2 or 4.3 within the time periods specified therein.

7.2

If MAX shall be in default of any requirement set forth in paragraph 4.2 0r 4.3, Vendor shall give written notice to MAX specifying the default and MAX shall not lose any rights granted under this Agreement, unless within 20 days after the giving of notice of default by Vendor, MAX has failed to cure the default by the appropriate performance.

7.3

If the Option is terminated in accordance with paragraphs 7.1, 7.2 or 7.4 herein, MAX shall have no interest in or to the MANHATTAN Claims, and all expenditures and payments made by MAX to or on behalf of Vendor under this Agreement, including those in paragraph 4.2 and 4.3, shall be non-refundable by Vendor to MAX for which MAX shall have no recourse.

7.4

The Option, and this Agreement, shall terminate if the Option is not exercised on or before the fifth anniversary of the Effective Date.

7.5

MAX shall have the right to terminate the Option at any time but must give MANHATTAN notice at least 60 days before the annual assessment payment is due.

8.

ACQUISITION OF INTERESTS IN THE PROPERTY

8.1

At such time as MAX has paid the Option Exercise Price, within the time periods specified herein, then the Option shall be deemed to have been exercised by MAX, and MAX shall have thereby, without any further act, acquired an undivided 100% beneficial right, title and interest in and to the MANHATTAN Claims.  Upon the exercise of the Option, Vendor shall assign all of its rights to the MANHATTAN Claims to MAX and agrees to perform all reasonably necessary acts to register MAX’s beneficial right, title and interest to the MANHATTAN Claims with the State of Nevada.

8.2

 Except as to renewals or improvements in title to mineral leases or mineral rights held by a party prior to the date of this Agreement which do not comprise the MANHATTAN Claims, if at any time during the currency of this Agreement a party, its affiliates or associates, (in this paragraph only called the "Acquiring Party") purchases or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent or other mineral property located wholly or partly within One (1) miles from the outermost boundary of the MANHATTAN Claims as constituted on the date of this Agreement (the “Area of Common Interest”), the Acquiring Party shall forthwith give notice to the other party of that acquisition, the costs thereof and all details in possession of that party with respect to the nature of that property and the known  mineralization thereon.  The other party may, within thirty (30) days of receipt of the foregoing notice, elect, by notice to the Acquiring Party to require that the mineral properties and the right of interest acquired by the Acquiring Party be included in and thereafter form part of the MANHATTAN Claims for all purposes of this Agreement, subject to being reimbursed by the other party for its out of pocket costs of acquisition of same payable (if the Vendor is the Acquiring Party) upon exercise of the Option or (if MAX is the Acquiring Party) upon termination of the Option.

9.

RIGHT OF ENTRY

9.1

For so long as the Option continues in full force and effect, MAX, its employees, agents,

permitted assigns and independent contractors shall have the sole and exclusive right and   option to:

(a)

enter upon the MANHATTAN Claims;

(b)

have exclusive and quiet possession of the MANHATTAN Claims;

(c)

incur Exploration Expenditures as described in paragraph 4.3;

(d)

do such prospecting, exploration, development and/or other mineral exploration and development work thereon and thereunder as MAX in its sole and absolute discretion may determine advisable;

(e)

bring upon and erect upon the MANHATTAN Claims such buildings, plant, machinery, equipment and mining facilities as MAX may consider advisable; and

(f)

remove from the MANHATTAN Claims and sell or otherwise dispose of samples, ores, minerals, metals and mineral products.

9.2

Notwithstanding paragraph 9.1, Vendor shall have the right to enter upon the MANHATTAN Claims and to review all of MAX’s exploration and development work and have access to   the MANHATTAN Claims at its own expense provided that the Vendor shall not unduly interfere with any activities of MAX thereon or related thereto.

10.

GROSS ROYALTY

10.1

The Vendor shall be entitled to receive and MAX shall pay to Vendor a production royalty equal to three percent (3%) of the Net Smelter Returns (as that term is defined in Schedule “B”), calculated and payable in the manner set out in Schedule “B” (the “Royalty”).

10.2

At any time after the Effective Date, MAX may, purchase 1% of the Net Royalty from the Vendor on the basis of US$1,000,000.

11.

FURTHER ASSURANCES

11.1

The parties hereto agree to do or cause to be done all acts or things reasonably necessary to   implement and carry into effect the provisions and intent of this Agreement.

12.

FORCE MAJEURE

12.1

If MAX is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of MAX, including the lack of availability of drilling contractors, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and MAX, insofar as is possible, shall promptly give written notice to Vendor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to Vendor as soon as such   cause ceases to exist.

13.

ENTIRE AGREEMENT

13.1

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

14.

NOTICE

14.1

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of Vendor   addressed to them as follows:

MSM Resource, L.L.C.

10735 Stone Avenue North

Seattle, WA  98133

Vendor,

and in the case of MAX addressed as follows:

MAX Resource, Inc.

5004 Albuquerque Road, Reno,

Nevada 89511

Attention: Mr. Clancy Wendt

and any notice given shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

14.2

Either party hereto may from time to time by notice in writing change its address for the purpose of this paragraph.

15.

OPTION ONLY

15.1

Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating MAX to do any acts or   make any payments hereunder and any acts or payments made hereunder shall not be   construed as obligating MAX to do any further acts or make any further payments.

16.

RELATIONSHIP OF PARTIES

16.1

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, joint venture partner, agent   or legal representative of the other party.

16.2

In the event that MAX contracts with Vendor to provide geological consulting services or to make exploration expenditures on the MANHATTAN Claims, that contractual relationship shall not, except to the extent specifically authorized under that contract, be deemed to constitute either party a partner, joint venture partner, agent or legal representative of the other party.

17.

TIME OF ESSENCE

17.1

Time shall be of the essence of this Agreement.

18.

CURRENCY

18.1

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United States of America.

19.

APPLICABLE LAW

19.1

Except as applies to the mineral claims laws of the State of Nevada, this Agreement shall be governed by the laws of the State of Nevada and the parties hereto agree to attorn to the courts thereof.

20.

ENUREMENT

20.1

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

21.

ASSIGNMENT

21.1

MAX shall have the right to assign, in whole or in part, its rights under the terms of this Agreement provided that any person to whom it makes an assignment agrees to be bound by   the terms of this Agreement and the Net Smelter Royalty payable to Vendor hereunder.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

MSM Resource, L.L.C.

MAX RESOURCE, INC.

Per:  /s/Monty D. Moore

Per:  /s/Clancy Wendt

____________________________

______________________________

Authorized Signatory

Authorized Signatory

SCHEDULE "A"

THE MANHATTAN CLAIMS

The Claims are located in Nevada in Nye County.

EMW 1-36 Claims

NMC 958691-958726

Schedule “B”

To Option Agreement between ___________ and MAX Resource, Inc. dated for reference August 23, 2007

Terms of Royalty Payable on Manhattan Claims

For all purposes of the Agreement, the following provisions shall apply with respect to the Royalty payable to the Vendor under the Agreement:

1.

Definitions

1.1.

Where used herein, the following terms shall have the meanings set out below:

a)

“Administrative Charges” means a reasonable allocation of administration and overhead expenses, including any management fees, financing fees and other expenses or charges as may from time to time be charged to by the corporate parent of MAX to its operating subsidiaries or affiliates, determined in accordance with GAAP;

b)

“Commencement of Commercial Production” means, with respect to the Property:

(i)

if a Mill is located on or in the proximity of the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed Ore from the Property at 60% of its rated concentrating capacity; or

(ii)

if no Mill is located on or in the proximity of the Property, the last day of the first period of 30 consecutive days during which Ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues;

but no period of time during which Ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

c)

 “Commercial Production” means, when used in relation to production from the Property during any particular year, production of Product and shipment of the same from that Property at any time after the date of Commencement Commercial Production on a reasonably regular and sustained commercial basis for the purpose of earning revenue, provided that pilot plant operations and the mining or milling of Ore in connection therewith shall not be considered Commercial Production;

d)

 “Fiscal Period” shall mean each calendar year or other period of twelve consecutive months adopted for tax purposes during the term of this Agreement;

e)

 “GAAP” means generally accepted accounting principals in Canada, applied consistently as employed by MAX;

f)

 “Government Charges” means taxes (other than income taxes), royalties and other like charges necessary to maintain the Property in good standing or otherwise imposed, charged or levied on the Property or any production therefrom ;

g)

"Gross Revenues" with respect to any period means the revenue received by or credited to MAX in that period from the sale of Product produced from a particular Property (exclusive of any treatment, refining or other charges deducted by the smelter or refiner to whom the Product is shipped);

h)

 “Interest” means the undivided percentage interest in the Property held beneficially and absolutely by a party to the Agreement from time to time or, where the context requires, the amount of such interest as would be held by a party if the Option were exercised as at the date in question.

i)

 “Mill” means the crusher, concentrator and other processing facilities to be constructed on or in the proximity to the Property and to be used for the processing of production from the Property, whether or not in conjunction with or after production from any other mineral property;

j)

 “Net Profits” with respect to the  Property means the Gross Revenues received by MAX in any Fiscal Period from the sale of Product from the mining operation on that Property, less successively:

(i)

Operating Expenses;

(ii)

Administrative Charges;

(iii)

Government Charges;

(iv)

Third Party Interests.

k)

 “Net Profits Interest” means the portion of Net Profits expressed as a percentage which a Grantee is entitled to receive as a Royalty calculated in accordance with the procedure set out herein;

l)

"Net Smelter Returns" with respect to the Property means the Gross Revenues received by MAX in any year from the sale of Product from the mining operation on the Property, less successively:

(i)

the cost of transportation of such product to a smelter or other place of treatment, and

(ii)

smelter and treatment charges;

m)

 “Operating Expenses” means all expenditures, whether current or capital, incurred on or in connection with the Property and related to the exploration, development and placing of the Property into production and all operating, mining, smelting, refining, marketing and transportation costs incurred producing Product from the Property including the cost of extracting Ore, further processing the Ore on or off site to produce Product, direct administrative costs, and costs and expenses of improvements to the Property incurred in connection with production of Product other than expenditures all ready included in the determination of Administrative Charges, Government Charges or Third Party Interests, including, without limitation:

(i)

all moneys required for the purchase, installation or construction of buildings, machinery and equipment;

(ii)

interest on money borrowed or provided by MAX at a rate per annum equal to the prime rate at the principal bank of the corporate parent of MAX in Vancouver, British Columbia plus 2%;

(iii)

all salaries, remuneration and fringe benefits, shipping expenses, legal expenses, incorporation expenses, costs associated with shut-down once production ceases; and

(iv)

all other charges and expenses usually made or incurred for a like operation and accounted for in accordance with GAAP;

n)

 “Ore” means any material containing a mineral or minerals of commercial economic value mined from the Property;

o)

 “Product” means Ore mined from the Property and any concentrates or other materials or products derived therefrom, provided, however, that if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated;

p)

 “Property” means the MANHATTAN Claims set out in Schedule “B” together with any additional properties or interests or Property Rights added thereto by the parties pursuant to the terms of the Agreement, collectively;

q)

 “Property Rights” means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by the Vendor either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

r)

 “Royalty” means the amount of royalty from time to time payable to the Vendor or other persons named hereunder after Commencement of Commercial Production pursuant to the provisions hereof;

s)

 “Third Party Interests” means any amount payable from Gross Revenues to any person other than the Vendor, MAX or the parent or an affiliate of the either an Vendor or MAX with respect to an interest in a particular Property or mining operations on that Property whether arising by way of joint venture, entitlement to a Net Profits Interest, a Net Smelter Return or similar interest including, without limitation, the interests specified in on Schedule “A”;

0.2.

All other terms which are defined in the Agreement and not otherwise defined herein shall have the meanings set out in the Agreement

1.

In the event the Option is exercised, upon Commencement of Commercial Production and, so long as Commercial Production continues, MAX shall pay a Royalty to the Vendorequal to 3% of Net Smelter Returns , calculated and payable in accordance with the following provisions, (the “NSR Royalty”).

2.

MAX shall give prompt written notice to the Vendor of the date of Commencement of Commercial Production.

3.

The first NSR Royalty payment shall be calculated for the broken period commencing from the date of Commencement of Commercial Production to and including the last day of MAX's fiscal year in which Commercial Production commenced.  Any succeeding NSR Royalty payments shall be calculated from the first day until the last day of the corresponding fiscal year.  All NSR Royalty payments shall be payable by cheque, cash, or bank draft, to Vendor order, and shall be paid within 180 days of the completion of MAX's fiscal year corresponding to that payment.  Notwithstanding the foregoing, MAX shall pay quarterly installments of the estimated amount of NSR Royalty payments due for each fiscal quarter completed after the date of Commencement of Commercial Production, which shall be payable within 30 days after the date MAX completes its interim financial statements for each such quarter and files same with the Regulatory Authorities, and shall, when calculating the amount of NSR Royalty due for that fiscal year, adjust the installment payable for the final quarter in each fiscal year to reflect the actual amount payable, after accounting for each of the prior payments made in that fiscal year.

4.

For the purposes of calculating the amount of NSR Royalty payable to the Vendor hereunder only, if, after the Commencement of Commercial Production, MAX sells any Product on a non-arm's length basis, MAX shall, for the purposes of calculating Net Smelter Returns only and notwithstanding the actual amount of such sale price, add to the value of the sale price of such Product an amount which would be sufficient to make such amended sale price represent a reasonable  sale price for such Product as if negotiated at arm's length and after taking into account all pertinent circumstances (including, without limitation, then current market conditions relating to Product, concentrates or other materials or products similar to such Product).

5.

MAX may remove reasonable quantities of Ore and rock from the Property for the purpose of bulk sampling and of testing, and there shall be no NSR Royalty payable with respect thereto.

6.

MAX shall have an audited statement prepared by its auditors for each year with respect to the NSR Royalty payable to the Vendor hereunder, by 180 days following the end of each fiscal year, and MAX shall forthwith deliver a copy of such statement to the Vendor.

7.

At any time after the Effective Date, MAX may purchase the NSR Royalty or any portion thereof from the Vendor on the basis of US$1,000,000 for each 1% of the NSR Royalty purchased.

END OF DOCUMENT